Exhibit 10.3

FIRST SEPARATION AGREEMENT AND GENERAL RELEASE
BETWEEN
ROGER ELMORE AND FIRST SAVINGS BANK NORTHWEST

This First Separation Agreement and General Release (“Agreement”) is between Roger Elmore (“Employee”) and First Savings Bank Northwest, a Washington corporation (“Employer”), collectively, the “Parties.”

Employee has been employed by Employer since October 12, 2004.

Both Employee and Employer desire to resolve all matters, known or unknown, arising out of Employee’s employment with Employer and separation from Employer according to the terms, conditions and consideration included in this Agreement.

This Agreement is dated July 3, 2013 for reference purposes, which is the date that Employer delivered this Agreement to Employee for consideration.

Based on the above recitals, the Parties agree that the following terms will apply only if all conditions of this Agreement are met:

ARTICLE 1.  ELIGIBILITY REQUIREMENTS

1.1  Employer is conducting a reorganization that will result in elimination of certain positions.

1.2  All persons who are on the Senior Team are eligible for the reorganization program.  All persons who are being laid off have been selected for the program.  In determining the persons selected for this program, Employer considered the operational needs of the organization.

1.3  All persons who are being laid off are being offered consideration and other benefits under a waiver agreement and must sign the waiver agreement within the time allotted after receiving the waiver agreement to receive such consideration and other benefits.

1.4  As required under the Older Workers’ Benefit Protection Act, attached as Exhibit A and B are listings of the ages and job titles of persons employed by Employer who were selected for layoff as part of this program and are being given an offer of consideration for signing a waiver agreement (Exhibit A) and the ages and job titles of persons on the Senior Team who were not selected for layoff (Exhibit B).

ARTICLE 2.  EMPLOYER’S OBLIGATIONS

2.1  Payment of Regular Wages and Accrued Paid Time Off.  Whether Employee signs this Agreement or not, Employer will pay Employee’s regular wages through the Separation Date, plus any accrued but unused paid time off (PTO), less all lawful and authorized deductions and withholdings.  Employee’s PTO totals 120.64, which Employee affirms is accurate.  Employee acknowledges that upon receipt of these payments, together with the payments Employee has already received, he or she will have received full payment of all compensation of any kind (including wages, paid time off, vacation, sick leave, commissions and bonuses) earned as a result of employment with Employer.

2.2  Separation Date.  In consideration for Employee’s execution of this Agreement, Employer is separating Employee from employment, effective September 15, 2013 (“Separation Date”).  Employee further acknowledges that if he or she does not sign this Agreement on or before  his or her Separation Date will be July 31, 2013.

2.3  Transition Period.  Employee will not be required to report to work after July 1, 2013.  Between Employee’s last day of reporting to work and September 15, 2013, Employee agrees to make himself or herself available for consultation by telephone to assist in the transition of work.

2.4  Garden Leave.  In consideration for Employee’s execution of this Agreement, Employer agrees to pay Garden Leave as follows:  (a) Employee will receive his or her regular salary, less all lawful and authorized deductions and withholdings, during the period between July 1, 2013 and July 15, 2013; and (b) during the period between July 16, 2013 and September 15, 2013, Employee will receive fifty (50) percent of his or her regular salary.  Garden Leave will be paid through payroll on regular payroll dates. Employee acknowledges that he or she would not otherwise be entitled to receive Garden Leave, absent his or her signature and agreement to fully comply with the promises contained in this Agreement.

2.5  Forfeiture.  If Employee breaches any obligations under this Agreement, including specifically Employee’s obligations under Article 3, Employee understands that Employee will forfeit and shall not be entitled to any unpaid Garden Leave that Employer might otherwise be obligated to pay under Section 2.4 above.

2.6  Stock Award.  Employee was granted restricted stock in accordance with the terms of the Restricted Stock Award Agreement with the grant date September 10, 2008, subject to the provisions of the First Financial Northwest, Inc. 2008 Equity Incentive Plan, the terms and conditions of which are both hereby incorporated by reference as if fully set forth herein.  In accordance with the Restricted Stock Award Agreement, Employee vested in 25,600 shares as of September 10, 2012.  Employee is eligible to vest in an additional 6,400 shares on September 10, 2013, provided that no termination of service occurs.

2.7  Personnel File; Unemployment.  Employee’s Personnel File will reflect “reorganization” as the reason for separation from employment.  If requested by the Washington State Employment Security Division (“Division”), Employer will inform the Division that it will not contest Employee’s application for unemployment and will not appear at any hearing.  Employer will do so, as long as Employee reports that his or her employment ended because of a reorganization, and Employee reports compensation through the Separation Date and the severance pay that Employee will receive.

2.8  COBRA Continuation Coverage.  Employee’s normal participation in Employer’s group medical/dental plan will terminate on the last day of the month in which the Separation Date fell.  If Employee is eligible under relevant law and the terms of Employer’s group medical/dental plan, coverage thereafter will be made available to Employee and his or her eligible dependents pursuant to current federal law (COBRA).  Following separation, information will be provided to Employee regarding this coverage.

2.9  Severance Policy.  Employer has adopted a Severance Policy, the terms and conditions of which are hereby incorporated by reference as if fully set forth herein.  If Employee meets the Eligibility Criteria in that Severance Policy, then following the Separation Date, he or she may receive severance payments and reimbursement for Employee’s COBRA costs.

2.10   Termination of Benefits.  Employee’s participation in all other Employer benefit plans and programs ended or will end either (a) on the Separation Date, or (b) on the last day of the month in which the Separation Date fell, if so provided in the applicable benefit plan or program.  Employee’s rights under any benefit plans in which he or she may have participated will be determined in accordance with the written plan documents governing those plans.

ARTICLE 3.  EMPLOYEE’S OBLIGATIONS

3.1   Authority.  Employee represents and warrants that he or she has all necessary authority to enter into this Agreement (including, on behalf of his or her marital community or registered domestic partnership, if any) and that Employee has not transferred any interest in any claims to his or her spouse, registered domestic partner or any third party.

3.2  No Additional Compensation or Benefits.  Employee expressly acknowledges and agrees that he or she has no claims or entitlement to additional compensation or benefits of any kind from Employer, past, present or future, except as set out in this Agreement.

3.3  Representations Regarding Employment Status.  Employee understands that his or her Separation Date is the date that employment with Employer ended.  Employee understands that he or she is not authorized to represent himself or herself as affiliated in any way with Employer after this date, even if Employee received Garden Leave or other benefits after the Separation Date.

3.4  References.  Employee agrees to instruct all prospective employers to direct requests for references to Employer’s Vice President, Human Resources.  However, Employee agrees and acknowledges that Employer may state that its policy is to provide only dates of employment, current or last position held, and (with appropriate written authorization from Employee) current or last compensation level.  Employee hereby consents to the release of that information.  In addition, Employer will provide a reference letter upon request.

3.5  Cooperation Regarding Other Claims and Preservation of Privilege.  If any claim is asserted by or against Employer as to which Employee has relevant knowledge, Employee will reasonably cooperate with Employer in the prosecution or defense of that claim by providing truthful information and testimony as reasonably requested by Employer.  Employee will also continue to respect and preserve the attorney-client privilege and work product doctrine as to those legal matters to which he or she was privy during employment.

3.6  Agreement Confidentiality.  As further specific consideration, Employee agrees that the terms of this Agreement are intended to be confidential between the Parties.  Except in response to a lawful subpoena, court order or governmental administrative request, or as otherwise permitted by law, Employee will not disclose the existence or discuss terms of this Agreement with any third party, including, but not limited to, any current or former employee of Employer.  Employee agrees to immediately notify Employer of any request for disclosure.  The sole exceptions to Confidentiality are that Employee may discuss the terms of this Agreement with his or her spouse or registered domestic partner, attorney(s), or financial advisor(s), so long as Employee advises them that he or she is bound by a strict confidentiality clause and that their disclosure shall constitute a breach of his or her obligations.

3.7  Non-Disclosure.  During and at all times after the Effective Date of this Agreement, Employee will not disclose to any person or entity, without Employer’s prior consent, any confidential or secret information, and/or trade secrets, whether prepared by Employee or other individuals employed by or affiliated with Employer, including but not limited to Employer’s agents, representatives, contractors or vendors.  Employee understands that the following are considered confidential and secret information and the sole and exclusive property of Employer and to the extent legally permitted, are also considered to be a trade secrets and shall remain the property of Employer and shall at all times be subject to Employer’s control, direction and ownership:  (a) customer or borrower names, client addresses and identifying data, customer history, customer plans/projects for future purchases, and contractual arrangements with customers; (b) any personal or financial information related to any customer of Employer; (c) vendor or contractor information of any type; (d) contractual arrangements with suppliers, developers, contractors, and vendors; (e) any information related to Employer’s accounts payable or accounts receivable and any financial information or information related to or disclosed to the FDIC, or any regulatory information; (f) business, pricing, advertising, marketing, and/or management methods and referral sources; (g) finances, strategies, systems, research, surveys, plans, reports, recommendations and conclusions; (h) names, addresses of clients and/or arrangements with clients or other information that in any way relates to Employer’s customers, potential customers, suppliers, vendors, officers, directors, shareholders, representatives, and any other persons or entities who have business relationships with Employer, who are prospects for business relationships with Employer, or who have referred individuals or entities to Employer; (i) copyrighted information, regulatory information or data, technical information, or any documents that are created or utilized in support thereof, and any business work product; (j) costs, operating, and other management information systems; (k) the name of any company, business, all or any substantial part of which is or at any time was a candidate for potential acquisition by Employer (this includes merger candidates, individuals or entities with whom Employer is or has contemplated entering into a joint venture with, and/or entities that may desire to acquire Employer), together with all analysis and other information which Employer has generated, compiled or otherwise obtained with respect to such candidate, business or potential acquisition, or with the respect to the potential effect that such acquisition, merger or joint venture may have on Employer’s business, assets, financial results, or prospects; (l) passwords, access codes, “back doors” to Employer’s computer network including any secondary administrative accounts/passwords, the existence of any holes, documented and undocumented, in Employer’s firewalls, any vulnerability of Employer’s computer system, software keys, software licenses, computer and network configuration, methods to access firewalls, IP addresses, any protocols relating to remote access of Employer’s computers and/or network server, email addresses, computer data, back up processes, account numbers, and/or any data related to Employer’s employees, including but not limited to any actions that could result in the theft of the identity of employees, clients, vendors, contractors, subcontractors, and principals of Employer; and (m) all products, correspondence, reports, records, charts, advertising materials, plans, manuals, software, intellectual property of any sort, memoranda, lists, and other property complied or produced by Employer, or delivered to Employee by or on behalf of Employer, or by Employer clients, contractors, developers, subcontractors, and/or vendors.

3.8  Return of Property.  On or before August 6, 2013, Employee agrees to deliver to Employer’s Vice President, Human Resources all Employer property within his or her possession, including keys, keycards, cell phones, laptop computers, and documents.  Employee represents that he or she has not removed confidential and secret information and/or trade secrets from the premises of Employer and that any and all items, that are or could be considered confidential or secret information and/or trade secrets, have been or will be returned no later than July 31, 2013,  including but not limited to all originals, copies, reproductions of and/or summaries and/or excerpts of (whether in note, memorandum, or document form or on video, audio, computer tapes, in a digital format, disks, CD’s, DVD’s, or in any other form of digital, electronic or other media or otherwise) all confidential and secret information and all property listed under Section 3.7, that is in the possession, custody or control of Employee, whether or not prepared by Employer, Employee, or others. Employee also represents that he or she has removed any software licensed to Employer from any and all personal computer systems and from any computers he or she has access to outside of Employer’s workplace.   Any remaining Employer property and other physical items or repositories of any confidential or proprietary information not on Employer premises but within Employee’s possession or control, whether stored in traditional files or in any electronic or digital media, must be returned to Employer’s Vice President, Human Resources no later than July 31, 2013.  Employee understands that property must be returned in good working condition.   If requested by Employee, Employer agrees to provide a detailed list of property that was satisfactorily returned.

3.9  Non-Disparagement.  As further specific consideration for Employer’s obligations to Employee under the terms of this Agreement, Employee agrees not to make any statements before or after separation from employment, either written or verbal, to any third party, including any member of the media or any client, vendor, contractor, subcontractor, or Employer’s current or former employees, that is designed to embarrass or disparage Employer, its services, practices, or employees.  Employee acknowledges that a violation of this paragraph shall constitute a material breach of this Agreement. If Employee makes such disparaging statements, he or she understands that Employer may immediately cease payment of Garden Leave due under the terms of this Agreement in addition to pursuing any other legal action.  Likewise, Employer’s Executive Team (Chief Financial Officer, Chief Lending Officer, Chief Credit Officer, Chief Operating Officer, and Chief Executive Officer) agrees not to make any statements before or after separation from employment, either written or verbal, to any third party, including any member of the media or any client, vendor, contractor, subcontractor, or Employer’s current or former employees, that is designed to embarrass or disparage Employee.  If Employer is contacted by a third party to check references, Employer will follow its normal policy and practice as outlined in Paragraph 3.4 and confirm only Employee’s positions and dates of employment and last compensation level.

3.10  Waiver and Release.

(a)  Employee hereby releases and forever discharges any and all of the “Released Parties” (defined below) from any and all claims of any kind, known or unknown, that arose on or before the date that he or she signed this Agreement, including without limitation, claims for:

•
wrongful termination or constructive discharge, including claims based on violation of public policy; breach of agreements, representations, policies or practices related to Employee’s relationship with any Released Party; or based on any legal obligation owed by any Released Party;

•
violation of federal, state, or local laws, ordinances, or executive orders prohibiting discrimination, harassment or retaliation, or requiring accommodation, on the basis of race, ancestry, creed, color, religion, national origin, pregnancy, childbirth or related medical conditions, families with children, sex, genetic information, marital status, sexual orientation, gender expression or gender identity, political ideology, age, honorably discharged veteran or military status, sensory, physical, or mental impairment or other legally protected characteristic or activity;

•	wages (including overtime pay) or compensation of any kind (including attorney’s fees or costs) to the fullest extent permitted by law;

•
tortious interference with contract or expectancy; fraud or negligent misrepresentation; breach of privacy, defamation or libel; intentional or negligent infliction of emotional distress; unfair labor practices; breach of fiduciary duty; or any other tort;

•
violation of the Washington Law Against Discrimination; the Washington Prohibited Employment Practices Law; the Washington Minimum Wage Act; Washington’s Little Norris-LaGuardia Act; the Washington Family Leave Act; the Washington Family Care Act; the Washington Military Family Leave Act; the Washington law permitting leave for victims of domestic violence, sexual assault or stalking; the Washington Fair Credit Reporting Act; the retaliation provisions of the Washington Workers’ Compensation Act; the Washington Industrial Safety and Health Act (WISHA), including any and all amendments to the above, to the fullest extent permitted by law;

•
violation of the Consolidated Omnibus Budget and Reconciliation Act of 1985 (COBRA); the Fair Labor Standards Act (FLSA); the Labor Management Relations Act (LMRA); the Employee Polygraph Protection Act; the Racketeer Influenced and Corrupt Organizations Act (RICO); the Electronic Communications Privacy Act; the Uniform Services Employment and Re-Employment Rights Act (USERRA); the Sarbanes-Oxley Act; the Civil Rights Act of 1964; Title VII; Sections 1981 through 1988 of Title 42 of the United States Code; the Civil Rights Act of 1991; the Equal Pay Act of 1963; the Lilly Ledbetter Fair Pay Act; the Genetic Information Nondiscrimination Act of 2008 (GINA); the Americans with Disabilities Act of 1990 (ADA); the federal Family and Medical Leave Act of 1993 (FMLA); the Worker Adjustment and Retraining Notification Act (WARN); the Occupational Safety and Health Act (OSHA); the Sarbanes-Oxley Act of 2002; the Employee Retirement Income Security Act of 1974 (ERISA); the National Labor Relations Act (NLRA); the Immigration Reform and Control Act (IRCA); including any and all amendments to the above, to the fullest extent permitted by law; and

•	violations of all similar federal, state and local laws, to the fullest extent permitted by law.

(b)  “Released Party” or “Released Parties” includes First Financial Northwest, Inc., First Savings Bank Northwest, and each of its affiliates (including any partnerships or joint ventures), and the benefit plans of each such entity; and with respect to each such entity, all past, present and future employees, supervisors, managers, fiduciaries, directors, officers, owners, shareholders, representatives, agents, attorneys, assigns, insurers, whether acting in their individual or official capacities, and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this paragraph; and with respect to each such entity and individual, all predecessors, successors and assigns.

(c)  Employee agrees that, except as may be required by subpoena, court order, or other force of law, Employee will not in any way assist any individual or entity in commencing or prosecuting any action or proceeding against any Released Party connected to any and all matters arising from any event that has occurred up to the date that Employee signed this Agreement.

(d)  Employee understands that he or she is releasing potentially unknown claims, and that Employee has limited knowledge with respect to some of the claims being released.  Employee acknowledges that there is a risk that, after signing this Agreement, he or she may learn information that might have affected Employee’s decision to enter into this Agreement.  Employee assumes this risk and all other risks of any mistake in entering into this Agreement.  Employee acknowledges that this Agreement and the release and discharge contained herein is fairly and knowingly made.  Employee is giving up all rights and claims of any kind, known or unknown, except for the rights specifically given in this Agreement.

(e)  This Agreement does not affect Employee’s rights, if any, to receive 401(k) benefits, medical plan benefits, unemployment compensation or workers’ compensation benefits, nor does it release any claims or rights which as a matter of law cannot be waived.

3.11  Indemnification.  Employee agrees to indemnify and hold Released Parties harmless from and against any and all losses, costs, damages, or expenses, including, without limitation, reasonable attorneys’ fees incurred, arising out of any breach of this Agreement.  Employee, as a material part of this Agreement,  represents and warrants that there are presently no claims or potential claims that are capable of being asserted against the Released Parties which he or she has not asserted or which could be asserted on his or her behalf or on the behalf of her marital community or registered domestic partnership.

3.12  Affirmations.

(a)  Employee understands that Employer may deduct lawful and authorized deductions and withholdings, including federal and any state taxes, from payments made under this Agreement.  Employer makes no representations as to the tax consequences to Employee.  Employee acknowledges that he or she had adequate time to consult a financial advisor or accountant before signing this Agreement.

(b)  Employee affirms that he or she has disclosed any workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the federal or state Family and Medical Leave Acts.  Employee further affirms that he or she has not been retaliated against for reporting any allegations of wrongdoing by Employer or its officers, including any violations of FDIC regulations or corporate fraud, or any other whistleblowing activity.

(c)  Employee acknowledges that he or she is not qualified to hold any position with Employer now or in the future.  Employee shall not apply in the future for employment with Employer.  Employee further agrees that in the event he or she is hired in the future by Employer or any of the Released Parties, that  his or her employment may be terminated  without notice.

(d)  Employee affirms that he or she has not and will not initiate any suit, action, or arbitration before any federal, state or local judicial, administrative or other forum with respect to any matter arising out of or connected with his or her employment with Employer and/or the termination of that employment; and that, without subpoena, he or she will not, except at Employer’s request, testify in any judicial or administrative proceedings to which any Released Party is a party regarding any matter involving the affairs of any Released Party of which Employee has knowledge.  Nothing in this Agreement precludes Employee from filing a charge or complaint with an appropriate administrative agency.  However, Employee agrees that he or she is not entitled to and will not accept any monetary recovery as a result of filing such charge or complaint.

ARTICLE 4.  GENERAL PROVISIONS

4.1  Non-Admission.  This Agreement shall not be construed as an admission by Employee or any Released Party of any liability, breach of any agreement, or violation of any statute, law or regulation, nor shall it be construed as an admission of any deficient performance or breach of any professional obligation.

4.2  Governing Law; Venue.  This Agreement is governed by the laws of the State of Washington that apply to contracts executed and to be performed entirely within the State of Washington.  Venue for any dispute arising under this Agreement shall be a court of competent jurisdiction in King County, Washington.

4.3  Headings Not Controlling.  The headings in the Agreement are for convenience only and shall not affect the meaning of the terms as set out in the text.

4.4  Attorney’s Fees.  In any dispute involving this Agreement, each Party shall be responsible for their own attorney’s fees and costs.

4.5  Severability.  It is further understood and agreed that if any of the provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions shall nevertheless continue to be valid and enforceable.

4.6  Complete Agreement.  This Agreement represents and contains the entire understanding between the Parties in connection with the subject matter of this Agreement.  It is expressly acknowledged and recognized by all Parties that there are no oral or written collateral agreements, understandings or representations between the Parties other than as contained in this document.  Any modifications to this Agreement must be in writing and signed by both Parties to be effective.

4.7  Counterparts.  This Agreement may be executed in duplicate originals, each of which is equally admissible in evidence, and each original shall fully bind each party who executed it.  An e-mail or facsimile copy of the signature may be submitted as proof of execution, but the original signature page shall be sent by U.S. Mail to Employer’s Vice President, Human Resources no later than three (3) days after signature.

ARTICLE 5.  OLDER WORKERS’ BENEFIT PROTECTION ACT PROVISIONS

In accordance with the requirements of the Older Workers’ Benefit Protection Act, Employee expressly acknowledges the following:

5.1  Independent Legal Counsel.  Employee is advised and encouraged to consult with an attorney before signing this Agreement.  Employee acknowledges that, if he or she desired to consult an attorney, he or she had an adequate opportunity to do so.

5.2  Consideration Period.  Employee has forty-five (45) calendar days from the date the original Agreement was given to him or her (July 3, 2013) to consider this Agreement before signing it.  Employee agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original forty-five (45) calendar day consideration period.  The forty-five (45) day period expires on August 17, 2013.  Employee may use as much or as little of this forty-five (45) day period as he or she wishes before signing.  If Employee does not sign and return this Agreement within this forty-five (45) day period, it will not become effective or enforceable, and Employee will not receive the benefits described in this Agreement.

5.3  Revocation Period and Effective Date.  Employee has seven (7) calendar days after signing this Agreement to revoke it.  To revoke this Agreement after signing it, Employee must deliver a written notice of revocation to Employer’s Vice President, Human Resources before the seven (7) day period expires.  This Agreement shall not become effective until the eighth (8th) calendar day after Employee signs it (“Effective Date”).  If Employee revokes this Agreement, it will not become effective or enforceable, and he or she will not receive the benefits described in this Agreement.

5.4  Acceptance.  Employee agrees and accepts this Agreement.  Employee acknowledges that he or she is not signing this Agreement relying on anything not set out herein.  Employee acknowledges that if he or she is signing this before August 17, 2013, he or she has decided not to wait for the full forty-five (45) day period, even though he or she has the right to do so.

This Agreement consists of eight (8) pages, not including any exhibits.

/s/ Roger Elmore
Roger Elmore	Date
Agreed by FIRST SAVINGS BANK NORTHWEST

/s/ Joseph W. Kiley III
By: Joseph W. Kiley III Its: President & Chief Executive Officer	Date

EXHIBIT A

INDIVIDUALS SELECTED FOR REORGANIZATION

WHO ARE WITHIN THE SAME ORGANIZATIONAL UNIT AS YOU

Title	Age(s)
Chief Financial Officer	48

EXHIBIT B

INDIVIDUALS NOT SELECTED FOR REORGANIZATION

WHO ARE WITHIN THE SAME ORGANIZATIONAL UNIT AS YOU

Title	Age(s)
Chief Lending Officer	48
Chief Credit Officer	68
Controller	53
Risk Management Officer	33
President/Chief Executive Officer	57